Exhibit 3.1

                                                               State of Delaware
                                                              Secretary of State
                                                        Division of Corporations
                                                   Delivered 03:04 PM 10/28/2004
                                                       FILED 03:04 PM 10/28/2004
                                                    SRV 040779678 - 3671086 FILE

                                AMENDMENT TO THE
                  AMENDED CERTIFICATE OF DESIGNATION OF SERIES
                   AND DETERMINATION OF RIGHTS AND PREFERENCES
                                       OF
                            SERIES A PREFERRED STOCK
                                       OF
                           SOLOMON TECHNOLOGIES, INC.

     Solomon Technologies, Inc., a Delaware corporation, (the "Corporation") does hereby submit the following Amendment to the Amended Certificate of Designation of Series and Determination of Rights and Preferences of its Series A Preferred Stock.

     FIRST: The name of the Corporation is Solomon Technologies, Inc.

     SECOND: The original Certificate of Designation of Series and Determination of Rights and Preferences of Series A Preferred Stock of Solomon Technologies, Inc. was filed with the Secretary of State of Delaware on February 10, 2004; and the Amended Certificate of Designation of Series and Determination of Rights and Preferences of Series A Preferred Stock of Solomon Technologies, Inc. was filed with the Secretary of State of Delaware on April 29, 2004;

     THIRD: This Amendment to the Certificate of Designation of Series and Determination of Rights and Preferences of Series A Preferred Stock of Solomon Technologies, Inc. (the "Amendment") has been duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware by the Board of Directors of the Corporation and the holders of the Corporation's Series A Preferred Stock.

     FOURTH: This Amendment to the Certificate of Designation of Series and Determination of Rights and Preferences of Series A Preferred Stock only amends the Amended Certificate of Designation of Series and Determination of Rights and Preferences of Series A Preferred Stock by amending the first introductory paragraph after the "whereas" clauses to read as follows:

          NOW, THEREFORE, BE IT RESOLVED that, pursuant to Article IV of the Corporation's Certificate of Incorporation, there is hereby established a new series of Seven Million (7,000,000) shares of cumulative convertible preferred stock of the Corporation (the "Series A Preferred Stock") to have the designation, rights, preferences, powers, restrictions and limitations set forth in a supplement of Article IV as follows:

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     IN WITNESS  WHEREOF,  the  Corporation  has caused this  Certificate  to be executed by its President this 27th day of October, 2004.

                                        SOLOMON TECHNOLOGIES, INC.

                                        By: /s/ PETER W. DEVECCHIS
                                            ----------------------
                                            Peter W. DeVecchis
                                            President


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